As filed with the Securities and Exchange Commission on January 12, 2011

Registration No. 333- 171093

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZHONGPIN INC.
 (Exact name of registrant as specified in its charter)

Delaware	54-2100419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

21 Changshe Road
Changge City, Henan Province
People’s Republic of China 461500
(011) 86 10-82861788
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011-5213
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David J. Roberts, Esq.	Robert T. Plesnarski, Esq.
O’Melveny & Myers LLP	O’Melveny & Myers LLP
37th Floor, Yin Tai Centre	1625 Eye Street, NW
Office Tower	Washington, DC 20006
No. 2 Jianguomenwai Avenue	USA
Beijing 100022, China	+1-202-383-5300
+8610-6563-4209

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filed, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount to Be Registered(1)(2)(9)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)(9)		Amount Of Registration Fee
Primary Offering:
Common Stock, par value $0.001 per share
Preferred Stock, par value $0.001 per share(3)
Debt Securities
Warrants(4)
Units
Rights (5)
Total Primary Offering:			$250,000,000	(6)	$16,762.01	(7)
Secondary Offering:
Common Stock, par value $0.001 per share	9,562,505	$19.37	$185,225,721.85		$13,206.59	(8)
Total:			$435,225,721.85		$29,968.60	(10)

(1)
This registration statement covers an indeterminate number of common stock, preferred stock, and warrants of Zhongpin Inc., such indeterminate principal amount of debt securities, and such indeterminate number of rights to purchase an indeterminate number of shares of common stock or preferred stock, as may from time to time be issued at indeterminate prices, in United States dollars or the equivalent thereof in any other currency, composite currency or currency unit, as shall result in an aggregate initial offering price for all securities in an amount not to exceed $250,000,000 and as may be issued upon conversion or exercise of any securities registered hereunder, including under any applicable anti-dilution provisions.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.  In addition, up to 9,562,505 shares of our common stock may be sold pursuant to this registration statement by the selling stockholders described herein.

(2)
Pursuant to General Instruction II.D of Form S-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised but, other than with respect to the secondary offering, does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit, and proposed maximum aggregate offering price.

(3)	Shares of common stock may be issuable upon conversion of shares of preferred stock registered hereunder. No separate consideration will be received for such shares of common stock.

(4)
Warrants will represent rights to purchase common stock or preferred stock registered hereby.  Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(5)
Rights will entitle the holder thereof the right to purchase for cash such amount of shares of common stock or preferred stock, or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Because the rights will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(6)
Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act.  Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.

(7)
The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act. A registration fee of $4,464 was previously paid on June 18, 2009 in connection with the registration by Zhongpin Inc. of $80,000,000 in aggregate initial offering price of securities pursuant to Registration Statement (File No. 333-160058) filed on such date. Of that amount, $60,950,000 in aggregate initial offering price of securities were sold to the public, leaving a balance of unsold securities of $19,050,000 for which a registration fee of $1,062.99 was previously paid. Pursuant to Rule 457(p) under the Securities Act, the amount of this unused filing fee has been applied against the filing fee due in connection with this registration statement. As a result, a filing fee of $16,762.01 is paid herewith in connection with the primary offering.

(8)
Pursuant to Rule 457(c) of the rules and regulations under the Securities Act, the offering price and registration fee are computed based on the average of the high and low prices reported for the registrant’s common stock traded on the NASDAQ Global Select Market on December 6, 2010.

(9)
Pursuant to Rule 429 under the Securities Act, the securities covered by the prospectus filed as part of this registration statement include $19,050,000 in aggregate initial offering price of Zhongpin Inc.’s debt securities, shares of common stock, preferred stock, rights, units and warrants that were previously registered pursuant to Registration Statement (File No. 333-160058) and have not yet been issued and sold.

(10)	The registration fee has been previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2011

PROSPECTUS

$250,000,000

Zhongpin Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

9,562,505 SHARES OF COMMON STOCK OFFERED BY THE SELLING STOCKHOLDERS

We may offer, from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities;

•	warrants to purchase common stock and/or preferred stock;

•	rights to purchase common stock and/or preferred stock; and

•	units consisting of two or more of these classes or series of securities.

We may sell any combination of these securities in one or more offerings, up to an aggregate offering price of $250,000,000 on terms to be determined at the time of offering.  In addition, from time to time, the selling stockholders identified in this prospectus under the heading “Selling Stockholders,” may sell up to an aggregate of 9,562,505 shares of our common stock held by them.  We will not receive any proceeds from the sale of our common stock by the selling stockholders.

This prospectus provides you with a general description of the securities that we or the selling stockholders may offer and sell from time to time.  Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities offered and may also add, update or change the information in this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

We or the selling stockholders may offer and sell these securities directly to you, through agents, underwriters or dealers.  If any agent, dealer or underwriter is involved in the sale of any securities offered by this prospectus, we will name them and describe their compensation in a prospectus supplement.

Our shares of common stock trade on the NASDAQ Global Select Market under the symbol “HOGS.”  On January 11, 2011, the last sale price of our common stock as reported on the NASDAQ Global Select Market was $18.66 per share.  You are urged to obtain current market quotations for our common stock.

You should carefully read and consider the risk factors appearing throughout this prospectus, including, without limitation, those appearing under the heading “Risk Factors” beginning on page 4 of this prospectus.

Our mailing address and telephone number are:
21 Changshe Road
Changge City, Henan Province
People’s Republic of China 461500
(011) 86 10-82861788

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2011

TABLE OF CONTENTS

About This Prospectus	1
Where You Can Find More Information	1
Incorporation of Certain Information by Reference	1
Cautionary Note Regarding Forward-Looking Statements	2
Information About The Company	3
Risk Factors	4
Use of Proceeds	19
Ratio of Earnings to Fixed Charges	20
Selling Shareholders	21
Plan of Distribution	21
Description of Capital Stock	23
Description of Debt Securities	23
Description of Warrants	31
Description of Rights	33
Description of Units	34
Legal Matters	35
Experts	35

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to.  No dealer, salesperson or other person is authorized to give information that is different.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

This document, as supplemented from time to time, may include product names, trade names and trademarks of other companies.  All such product names and trademarks appearing in this document are the property of their respective holders.

i

Unless the context otherwise requires, all references in this prospectus to “Zhongpin,” “Company,” “registrant,” “we,” “us” or “our” include Zhongpin Inc., a Delaware corporation, and any subsidiaries or other entities controlled by us.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process.  Under this shelf registration statement, we may, from time to time, sell any combination of common stock and/or preferred stock, various series of debt securities, warrants to purchase any of such securities, and/or rights to purchase shares of our common or preferred stock, either individually or in units comprised of any of such securities, in one or more offerings, for a total maximum offering price not to exceed $250,000,000 and the selling stockholders may, from time to time, sell common stock in one or more offerings, up to a total of 9,562,505 shares of our common stock.

This prospectus provides you with a general description of the securities we or the selling stockholders may offer.  If required, each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and those securities.  A prospectus supplement may include a discussion of risks or other special considerations applicable to us, the selling stockholders or the offered securities.  A prospectus supplement may also add, update or change information in this prospectus.  If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement.  Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus.  As permitted by the SEC’s rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto.  For further information about us and the securities, we refer you to the registration statement and to the exhibits and schedules filed with it.  Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete.  We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

We file reports with the SEC on a regular basis that contain financial information and results of operations.  You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding registrants such as us that file electronically with the SEC.  You may also obtain information about us at our website at www.zpfood.com.  However, the information on our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the filings (File No. 001-33593) listed below.  This information is considered a part of this prospectus.  These documents are as follows:

•	Our annual report on Form 10-K for our fiscal year ended December 31, 2009 (filed on March 15, 2010);

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 (filed on May 10, 2010), June 30, 2010 (filed on August 9, 2010), and September 30, 2010 (filed on November 9, 2010);

•	Our current report on Form 8-K filed on June 15, 2010.

•	The description of our common stock contained in our registration statement on Form 8-A, filed on July 13, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents.  Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference.  Requests for such copies should be directed to Zhongpin Inc., 21 Changshe Road, Changge City, Henan Province, People’s Republic of China 461500, Attn: Mr. Baoke Ben, Corporate Secretary, telephone number (011) 86-82861788.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently-filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecasts,” and the like, the negatives of such expressions, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	the expected growth of the supermarket and food retail industry in China;

•	market acceptance of our products;

•	our expectations regarding demand for our products;

•	our ability to stay abreast of market trends and technological advances;

•	competition in the meat and food processing industry in China;

•	PRC governmental policies and regulations relating to meat and food processing and distribution systems; and

•	general economic and business conditions in China.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk,”  and any of those made in our other reports filed with the SEC.  Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities we or the selling stockholders may offer and sell under this prospectus may be described from time to time in our filings with the SEC.  We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANY

Our Business

We are principally engaged in the meat and food processing and distribution business in the People’s Republic of China, or the PRC.  We are developing what we believe is a nationally recognized brand of high-quality, fresh-tasting, healthy and nutritious meat and food products targeting the new middle class in the PRC.  At September 30, 2010, our product line included over 350 unique meat products, including chilled pork, frozen pork and prepared meats, and over 30 vegetable and fruit products, that are sold on a wholesale basis and on a retail basis through an exclusive network of showcase stores, network stores and supermarket counters.  Currently, we have 13 processing plants, located in Henan, Jilin and Sichuan provinces and in Tianjin in the PRC. Our total production capacity for chilled pork and frozen pork is approximately 1,566 metric tons per day, based on an eight-hour working day, or approximately 563,760 metric tons on an annual basis.  In addition, we have production capacity for prepared meats of 250 metric tons per eight-hour day, or approximately 90,000 metric tons on an annual basis, and for fruits and vegetables of 83.3 metric tons per eight-hour day, or approximately 30,000 metric tons on an annual basis. In addition, we have annual production capacity for food oil (pork oil) of approximately 20,000 metric tons. We utilize state-of-the-art equipment in all of our abattoirs and processing facilities, and sell all of our products under the “Zhongpin” brand name.

At September 30, 2010, our customers included 31 international or domestic fast food companies in the PRC, 57 processing factories and 1,693 school cafeterias, factory canteens, army posts and national departments.  At such date, we also sold directly to 3,285 retail outlets, including supermarkets, within the PRC.

To differentiate our company from other market incumbents, we also have successfully implemented a unique retail strategy that includes the establishment of a network of showcase stores, branded network stores and supermarket counters that are exclusive retailers of our product lines.  At September 30, 2010, we had a total of 154 showcase stores, 1,057 network stores and 2,074 supermarket counter locations.

We have established distribution networks in 20 provinces and in the four central government-administered municipalities of Beijing, Shanghai, Tianjin and Chongqing, in the North, East, South and Mid-South regions of the PRC, and also have formed strategic partnerships with leading supermarket chains and the food industry in the PRC. In addition, we export products to Europe, Hong Kong and other selected countries in Asia.

We believe we are a market leader in the meat and meat products industry in the PRC and that the principal strengths of our company are as follows:

•	We have a vertically-integrated fresh meat, meat products, fresh produce and fruit supply chain from farming, slaughtering, cutting, processing and wholesaling to retailing;

•	We have a wide distribution network through major areas of the PRC;

•	The “Zhongpin” brand name is well recognized in major areas of the PRC as an established and leading brand;

•	We have advanced production equipment for the packaging of meat and food;

•	Our customers include some of the largest supermarket chains, such as Century Mart, Walmart China, Carrefour China and Metro (China) Group;

•
We have implemented a comprehensive logistics management program and have an efficient delivery system that, at September 30, 2010, utilized over 580 temperature-controlled container trucks and public railway; services;

•	Based upon our historical growth rates, we believe our experienced management team, led by our founder and Chairman, Mr. Zhu Xianfu, has the ability to grow and expand our business;

•	We have an emphasis on quality assurance systems;

•	We have a comprehensive brand building strategy and brand equity management; and

•	We have an innovative product development program, with approximately 89 new products under development at September 30, 2010.

As of November 19, 2010, we had 7,125 employees, of whom 5,394 were operating personnel, 1,270 were sales personnel, 109 were research and development personnel and 352 were administrative personnel.

General

Our principal business office is located at 21 Changshe Road, Changge City, Henan Province, People’s Republic of China 461500, and our telephone number is (011) 86-10-82861788.  Our corporate web site is www.zpfood.com .  The information found on our web site is neither incorporated herein by reference nor intended to be part of this prospectus, and should not be relied upon by you when making a decision to invest in our securities.

RISK FACTORS

Following are some specific factors that should be considered for a better understanding of our operations and financial condition.  These factors and the other matters discussed herein are important factors that could cause actual results or outcomes for us to differ materially from those discussed in the forward-looking statements included elsewhere in this prospectus.  It is not possible for management to assess the effect of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

Risks Relating To Our Business

If there are any interruptions to or a decline in the amount or quality of our live pigs, raw pork or other major raw material supply, our production or sales could be materially and adversely affected.

Live pigs and raw pork are the principal raw materials used in our production.  We procure all of our live pigs and some of our raw meat from a number of third-party suppliers.  The supply of pork is dependent on the output of pig farms, which may be affected by outbreaks of diseases or epidemics.  Our current suppliers may not be able to provide live pigs or raw pork of sufficient quality to meet our stringent quality control requirements.  Any interruptions to or decline in the amount or quality of our live pigs or raw pork supply could materially disrupt our production and adversely affect our business. In addition to live pigs and raw pork, we also use additives and packaging in our production, which we source from third-party suppliers, and resell a wide variety of fruits and vegetables, which we purchase from third-party farms.  Any interruptions to or decline in the amount or quality of our additives or packaging supply, or in the fruits or vegetables we procure, could also disrupt our production or sales and adversely affect our business.  We are vulnerable to further increases in the price of raw materials (particularly of live pigs and raw pork) and other operating costs, and we may not be able to entirely offset these increasing costs by increasing the prices of our products, particularly our processed meat products.

We may be unable to anticipate changes in consumer preferences for processed meat products, which may result in decreased demand for our products.

Our continued success in the processed meat products market is in large part dependent on our ability to anticipate and develop products that appeal to the changing tastes, dietary habits and preferences of our customers. If we are not able to anticipate and identify new consumer trends and develop new products accordingly, demand for our products may decline and our operating results may be adversely affected.  In addition, we may incur significant costs relating to developing and marketing new products or expanding our existing product lines in reaction to what we perceive to be a consumer preference or demand. Such development or marketing may not result in the level of market acceptance, volume of sales or profitability anticipated.

If the chilled and frozen pork market in the PRC does not grow as we expect, our results of operations and financial condition may be adversely affected.

We believe chilled and frozen pork products have strong growth potential in the PRC and, accordingly, we have continuously increased our sales of chilled and frozen pork.  If the chilled and frozen pork market in the PRC does not grow as we expect, our business may be harmed, we may need to adjust our growth strategy and our results of operation may be adversely affected.

We require various licenses and permits to operate our business, and the loss of or failure to renew any or all of these licenses and permits could require us to suspend some or all of our production or distribution operations.

In accordance with PRC laws and regulations, we are required to maintain various licenses and permits in order to operate our business, including, without limitation, a slaughtering permit in respect of each of our chilled and frozen pork production facilities and a permit for production of industrial products in respect of each of our processed meat production facilities.  We are required to comply with applicable hygiene and food safety standards in relation to our production processes.  Our premises and transportation vehicles are subject to regular inspections by the regulatory authorities for compliance with applicable regulations.  Failure to pass these inspections, or the loss of or failure to renew our licenses and permits, could require us to temporarily or permanently suspend some or all of our production or distribution operations, which could disrupt our operations and adversely affect our revenues and profitability.

Our ability to export may be restricted if we cannot maintain current licenses or obtain additional licenses in other countries and regions.

For the three years ended December 31, 2009, 2008 and 2007 and the nine months ended September 30, 2010, revenue attributable to our export business as a percentage of our total revenue was approximately 1%, 1%, 6% and 1%, respectively.  We must maintain certain licenses from applicable foreign governments in order to continue to export to those jurisdictions. In addition, we must apply for licenses from applicable foreign governments should we desire to export our products to countries with which we currently do not have business relations.  We cannot assure you that we can maintain our current licenses for export or obtain licenses to export to countries with which we do not currently have business relations.  The loss of any licenses or the inability to obtain new licenses to export may adversely affect the aggregate amount of our export sales and the profitability of our business.

The loss of senior management or key research and development personnel or our inability to recruit additional personnel may harm our business.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new processing technologies and food products and the enhancement of our existing products.  In particular, we rely substantially on our chairman and chief executive officer, Mr. Xianfu Zhu, and our executive vice president, Mr. Baoke Ben, to manage our operations.  We also depend on our key research personnel for the development of new products and manufacturing methods, on our key information technology and logistics personnel for the production, storage and shipment of our products and on our key marketing and sales personnel, engineers and other personnel with technical and industry knowledge to transport, market and sell our products.  We do not maintain key man life insurance on any of our senior management or key personnel.  The loss of any one of them, in particular Mr. Zhu or Mr. Ben, would have a material adverse effect on our business and operations.  Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited.  We may be unable to locate a suitable replacement for any senior management or key personnel that we lose.  In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company.  Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

We compete for qualified personnel with other food processing companies, food retailers, logistics companies and research institutions.  Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations.  Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel.  If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

Our growth strategy may prove to be disruptive and divert management resources, which could adversely affect our existing businesses.

Over the last three years, we constructed, leased or acquired several new production facilities, both within and outside of Henan province.  Our growth strategy includes the continued expansion of our manufacturing operations and may include acquisitions of additional products, manufacturing or production capabilities or sources of supply.  In addition, we intend to expand our network of sales offices and warehouses to additional cities in the PRC.  The implementation of such strategy may involve large transactions and present financial, managerial and operational challenges, including diversion of management attention from existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly-hired employees, assumption of unknown liabilities and potential disputes.  We also could experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. Additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

If the world-wide financial crisis intensifies, potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, our ability to meet short-term and long-term commitments and our ability to grow our business; each could adversely affect our results of operations, cash flows and financial condition.

The global economy has recently experienced a significant contraction, with an almost unprecedented lack of availability of business and consumer credit. We rely on the credit markets, particularly for short-term borrowings from banks in the PRC, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds are not available from our operations. Disruptions in the credit and capital markets, as have been experienced since mid-2008, could adversely affect our ability to draw on our short-term bank facilities. Our access to funds under these credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in the PRC. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Long-term disruptions in the credit and capital markets, similar to those that have been experienced since mid-2008, could result from uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions and could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, and reducing or eliminating discretionary uses of cash.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for our products and increased incidence of customers’ inability to pay their accounts. Further, bankruptcies or similar events by customers may cause us to incur bad debt expense at levels higher than historically experienced. These events would adversely affect our results of operations, cash flows and financial position.

Our operations are cash intensive and our business could be adversely affected if we fail to maintain sufficient levels of working capital.

We expend a significant amount of cash in our operations, principally to fund our raw material procurement.  Our suppliers, in particular, suppliers of pigs, typically require payment in full within seven days after delivery, although some of our suppliers provide us with credit.  In turn, we typically require our customers of chilled and frozen pork to make payment in full on delivery, although we offer some of our long-standing customers credit terms.  We generally fund most of our working capital requirements out of cash flow generated from operations.  If we fail to generate sufficient revenues from our sales, or if we experience difficulties collecting our accounts receivable, we may not have sufficient cash flow to fund our operating costs and our profitability could be adversely affected.

We may be unable to maintain our profitability in the face of a consolidating retail environment in the PRC.

We sell substantial amounts of our products to supermarkets and large retailers.  The supermarket and food retail industry in the PRC has been, and is expected to continue, undergoing a trend of development and consolidation.  As the retail food trade continues to consolidate and our retail customers grow larger and become more sophisticated, they may demand lower pricing and increased promotional programs. Furthermore, larger customers may be better able to operate on reduced inventories and potentially develop or increase their focus on private label products.  If we fail to maintain a good relationship with our large retail customers, or maintain a wide offering of quality products, or if we lower our prices or increase promotional support of our products in response to pressure from our customers and are unable to increase the volume of our products sold, our profitability could decline.

Our operating results may fluctuate from period to period and if we fail to meet market expectations for a particular period, our share price may decline.

Our operating results have fluctuated from period to period and are likely to continue to fluctuate as a result of a wide range of factors, including seasonal variations in live pig supply and processed meat products consumption.  For example, demand for our products in general is relatively high before the Chinese New Year in January or February each year and lower thereafter.  Our production and sales of chilled and frozen pork are generally lower in the summer due to a lower supply of live pigs, as well as a slight drop in meat consumption during the hot summer months.  Interim reports may not be indicative of our performance for the year or our future performance, and period-to-period comparisons may not be meaningful due to a number of reasons beyond our control.  We cannot assure you that our operating results will meet the expectations of market analysts or our investors.  If we fail to meet their expectations, there may be a decline in our share price.

We derive a substantial portion of our revenues from sales in the PRC  and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

Substantially all of our revenues are generated from sales in the PRC.  We anticipate that revenues from sales of our products in the PRC will continue to represent a substantial proportion of our total revenues in the near future.  Any significant decline in the condition of the PRC economy could, among other things, adversely affect consumer buying power and discourage consumption of our products, which in turn would have a material adverse effect on our revenues and profitability.

We rely on our exclusive network of showcase stores, network stores and supermarket brand counters for the success of our sales and our brand image, and should they perform poorly, our revenues and brand image could be materially and adversely affected.

In addition to our sales to wholesale customers, we sell our products through showcase stores, network stores and supermarket brand counters.  All of these retail-based stores exclusively sell our pork products and display the Zhongpin logo on the fascia of the stores. For the years ended December 31, 2009, 2008 and 2007 and the nine-month period ended September 30, 2010, these retail outlets accounted for approximately 41%, 42%, 44% and 40%, respectively, of our total revenue.  Any significant deterioration in the sales performance of our retail-based stores could adversely affect our financial results.  In addition, any sanitation, hygiene or food quality problems that might arise from the retail-based stores could adversely affect our brand image and lead to a loss of sales. We do not own or franchise any of the retail-based stores.

We rely on the performance of our large retailers and mass merchant customers for the success of our sales, and should they perform poorly or give priority to our competitors’ products, our sales performance and branding image could be materially and adversely affected.

In addition to our retail sales channel, we sell our products to supermarkets and large retailers, which in turn sell the products to end consumers.  Any significant deterioration in the sales performance of our wholesale customers could adversely affect the performance of our products.  Furthermore, our wholesale customers also carry products that directly compete with our products for retail space and consumer purchases.  There is a risk that our wholesale customers may give higher priority to products of, or form alliances with, our competitors.  If our wholesale customers do not continue to purchase our products, or provide our products with similar levels of promotional support, our sales performance and brand imaging could be adversely affected.

The loss of any of our significant customers could reduce our revenues and our profitability.

Our key customers are principally supermarkets and large retailers in the PRC.  For the years ended December 31, 2009, 2008 and 2007 and the nine month period ended September 30, 2010, sales to our five largest customers amounted in the aggregate to approximately $85.5 million, $81.2 million, $48.4 million and $42.4 million, respectively, accounting for approximately 12%, 15%, 17% and 6.4%, respectively, of our total revenue.  We have not entered into long-term supply contracts with any of these major customers. Therefore, there can be no assurance that we will maintain or improve the relationships with these customers, or that we will be able to continue to supply these customers at current levels or at all.  If we cannot maintain long-term relationships with our major customers, the loss of a significant portion of our sales to them could have an adverse effect on our business, financial condition and results of operations.

Recent regulatory enforcement crackdowns on food processing companies in the PRC could increase our compliance costs and reduce our profitability.

We believe we are in compliance in all material respects with all applicable regulatory requirements of the PRC and all local jurisdictions in which we operate.  However, the PRC government authorities recently have taken certain measures to maintain the PRC food market in good order and to improve the integrity of the PRC food industry, such as enforcing full compliance with industry standards and closing certain food processing companies in the PRC that did not meet regulatory standards.  While the closing of competing meat processing plants that do not meet regulatory standards could increase our revenues in the long term, we may also experience increased regulatory compliance costs that could reduce our profitability.  We also cannot assure you that our businesses and operations will not be affected as a result of the deteriorating reputation of the food industry in the PRC due to recent scandals regarding food products.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

Our operations and properties are subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment.  Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity.

We have incurred, and will continue to incur, significant capital and operating expenditures to comply with these laws and regulations.  We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

Our largest stockholder has significant influence over our management and affairs and could exercise this influence against your best interests.

At November 19, 2010, Mr. Xianfu Zhu, our founder, Chairman of the Board and Chief Executive Officer and our largest stockholder, beneficially owned approximately 18.3% of our outstanding shares of common stock, and our other executive officers and directors collectively beneficially owned an additional 4.7% of our outstanding shares of common stock.  As a result, pursuant to our By-laws and applicable laws and regulations, our controlling stockholder and our other executive officers and directors are able to exercise significant influence over our company, including, but not limited to, any stockholder approvals for the election of our directors and, indirectly, the selection of our senior management, the amount of dividend payments, if any, our annual budget, increases or decreases in our share capital, new securities issuance, mergers and acquisitions and any amendments to our By-laws.  Furthermore, this concentration of ownership may delay or prevent a change of control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could decrease the market price of our shares.

Deterioration of our perishable products may occur due to delivery delays, malfunctioning of freezer facilities or poor handling during transportation, which could adversely affect our revenues and the goodwill of our business.

The condition of our food products (being perishable goods) may deteriorate due to shipment or delivery delays, malfunctioning of freezer facilities or poor handling during delivery by shippers or intermediaries.  We are not aware of any instances whereby we were made to compensate for delivery delays, malfunctioning of freezer facilities or poor handling during transportation.  However, there is no assurance that such incidents will not occur in the future.  In the event of any delivery delays, malfunctioning of freezer facilities or poor handling during transportation, we may have to make compensation payments and our reputation, business goodwill and revenue will be adversely affected.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential stockholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting.  We cannot be certain that the measures we have undertaken to comply with Section 404 will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective.  Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the national securities exchanges and the inability of registered broker-dealers to make a market in our common stock, which could reduce our stock price.

If we are required to make a payment under our guarantee of the indebtedness of Huanghe Group Co., Ltd., our liquidity may be adversely affected, which could harm our financial condition and results of operations.

In June 2010, Henan Zhongpin entered into a mutual guarantee agreement with Huanghe Group Co., Ltd., a group corporation based in Henan province, PRC that is not affiliated with our company or with any of our subsidiaries (“Huanghe Group”). Under the agreement, Henan Zhongpin agreed to guarantee bank loans of Huanghe Group in an amount up to $22.1 million and Huanghe Group agreed to guarantee Henan Zhongpin’s bank loans in an amount up to $22.1 million. The agreement will expire in June 2011. At the expiration of the agreements, each party will remain obligated under its guarantee for any loans of the other party that are outstanding on the date of expiration of the agreements. At September 30, 2010, Henan Zhongpin had outstanding guarantees for $16.4 million of Huanghe Group’s bank loans under the agreements. All of the bank loans of Huanghe Group guaranteed by Henan Zhongpin will mature within the next 12 months. However, we may extend the mutual guarantee agreement with Huanghe Group or enter into a similar mutual guarantee agreement with another unaffiliated entity in the future. If Huanghe Group or any other entity with which we have a mutual guarantee agreement defaults on its bank loans and we or one of our subsidiaries is required to pay all or a portion of such loans under a mutual guarantee agreement, we or such subsidiary will be required to seek reimbursement for such payment from the unaffiliated entity. In such event, it is unlikely that the unaffiliated entity will be able to make such reimbursement and we may be unable to recoup the amount we paid at such time, if ever. Further, under a mutual guarantee agreement, we or such subsidiary may be required to make payment at a time when we or such subsidiary does not have sufficient cash to make such payment and at a time when we or such subsidiary may be unable to borrow such funds on terms that are acceptable, if at all. As a result, any demand for payment under a mutual guarantee agreement to which we or one of our subsidiaries is a party may have an adverse affect on our liquidity, financial condition and results of operations.

A general economic downturn, a recession or a sudden disruption in business conditions in the PRC may affect consumer purchases of discretionary items, including food products, which could adversely affect our business.

Consumer spending is generally affected by a number of factors, including general economic conditions, the level of unemployment, inflation, interest rates, energy costs, gasoline prices and consumer confidence generally, all of which are beyond our control.  Consumer purchases of discretionary items tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our products.  In addition, sudden disruption in business conditions as a result of a terrorist attack, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions and climate changes or other natural disasters, pandemic situations or large scale power outages can have a short or, sometimes, long-term impact on consumer spending.  A downturn in the economy in the PRC, including any recession or a sudden disruption of business conditions in those economies, could adversely affect our business, financial condition or results of operation.

Risks Relating To Our Industry

An outbreak of swine influenza (swine flu) or other diseases could adversely affect our business, results of operations and financial condition.

A spread of swine influenza (A/H1N1 flu), a form influenza, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in the PRC and surrounding regions, any of which could have a material adverse effect on our operations and sales revenue. According to the World Health Organization (WHO), over 12,000 people have died of A/H1N1 flu worldwide in 2009. Since June 11, 2009, WHO has maintained its flu alert level at level 6, the highest level, which indicates a pandemic, although the WHO maintains that the severity of the pandemic is moderate. As of December 31, 2009 more than 120,000 confirmed cases of A/H1N1 in humans were reported by health officials in China, with the death toll at 648. According to the U.S. Center for Disease Control and Prevention, A/H1N1 flu cannot be contracted by humans through eating properly-handled and cooked pork or pork products. In addition, our procurement and production facilities have not been affected by A/H1N1 flu and we are not aware of any recent cases of A/H1N1 flu anywhere in the PRC. However, negative association of the A/H1N1 flu with pigs and pork products could have a negative impact on sales of pork products. Moreover, there can be no assurance that our facilities or products will not be affected by A/H1N1 flu or similar influenzas in the future, or that the market for pork products in the PRC will not decline as a result of fear of such disease. If either case should occur, our business, results of operations and financial condition would be adversely and materially affected.

The pig slaughtering and processed meat industries in the PRC are subject to extensive government regulation, which is still evolving and could adversely affect our ability to sell products in the PRC or increase our production costs.

The pig slaughtering and processed meat industries in the PRC are heavily regulated by a number of governmental agencies, including primarily the Ministry of Agriculture, the Ministry of Commerce, the Ministry of Health, the General Administration of Quality Supervision, Inspection and Quarantine and the State Environmental Protection Administration.  These regulatory bodies have broad discretion and authority to regulate many aspects of the pig slaughtering and processed meat industries in the PRC, including, without limitation, setting hygiene standards for production and quality standards for processed meat products.  In addition, the pig slaughtering and processed meat products regulatory framework in the PRC is still in the process of being developed.  If the relevant regulatory authorities set standards with which we are unable to comply or which increase our production costs and hence our prices so as to render our products non-competitive, our ability to sell products in the PRC may be limited.

The pig slaughtering and processed meat industries in the PRC may face increasing competition from both domestic and foreign companies, as well as increasing industry consolidation, which may affect our market share and profit margin.

The pig slaughtering and processed meat industries in the PRC are highly competitive.  Our processed meat products are targeted at mid- to high-end consumers, a market in which we face increasing competition, particularly from foreign suppliers.  In addition, the evolving government regulations in relation to the pig slaughtering industry has driven a trend of consolidation through the industry, with smaller operators unable to meet the increasing costs of regulatory compliance and therefore at a competitive disadvantage.  We believe that our ability to maintain our market share and grow our operations within this landscape of changing and increasing competition is largely dependent upon our ability to distinguish our products and services.

We cannot assure you that our current or potential competitors will not develop products of a comparable or superior quality to ours, or adapt more quickly than we do to evolving consumer preferences or market trends.  In addition, our competitors in the raw meat market may merge or form alliances to achieve a scale of operations or sales network which would make it difficult for us to compete.  Increased competition may also lead to price wars, counterfeit products or negative brand advertising, all of which may adversely affect our market share and profit margin.  We cannot assure you that we will be able to compete effectively with our current or potential competitors.

The outbreak of animal diseases or other epidemics could adversely affect our operations.

An occurrence of serious animal diseases, such as foot-and-mouth disease, or any outbreak of other epidemics in the PRC affecting animals or humans might result in material disruptions to our operations, material disruptions to the operations of our customers or suppliers, a decline in the supermarket or food retail industry or slowdown in economic growth in the PRC and surrounding regions, any of which could have a material adverse effect on our operations and turnover. In 2006, there was an outbreak of streptococcus suis in pigs, principally in Sichuan province, PRC, with a large number of cases of human infection following contact with diseased pigs. There also were unrelated reports of diseased pigs in Guangdong province, PRC. Our procurement and production facilities are located in Henan province, PRC and were not affected by the streptococcus suis infection. In March 2010, there were reports of an outbreak of foot-and-mouth disease in Guangdong province, PRC and a total of 8,382 pigs have been culled after such disease break as of March 2, 2010. There can be no assurance that our facilities or products will not be affected by an outbreak of this disease or similar ones in the future, or that the market for pork products in the PRC will not decline as a result of fear of disease. In either case, our business, results of operations and financial condition would be adversely and materially affected.

Consumer concerns regarding the safety and quality of food products or health concerns could adversely affect sales of our products.

Our sales performance could be adversely affected if consumers lose confidence in the safety and quality of our products.  Consumers in the PRC are increasingly conscious of food safety and nutrition. Consumer concerns about, for example, the safety of pork products, or about the safety of food additives used in processed meat products, could discourage them from buying certain of our products and cause our results of operations to suffer.

We may be subject to substantial liability should the consumption of any of our products cause personal injury or illness and, unlike most food processing companies in the United States, we do not maintain product liability insurance to cover our potential liabilities.

The sale of food products for human consumption involves an inherent risk of injury to consumers.  Such injuries may result from tampering by unauthorized third parties or product contamination or degeneration, including the presence of foreign contaminants, chemical substances or other agents or residues during the various stages of the procurement and production process.  While we are subject to governmental inspections and regulations, we cannot assure you that consumption of our products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters.

Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate and brand image.  Unlike most food processing companies in the United States, but in line with industry practice in the PRC, we do not maintain product liability insurance.  Furthermore, our products could potentially suffer from product tampering, contamination or degeneration or be mislabeled or otherwise damaged. Under certain circumstances, we may be required to recall products.  Even if a situation does not necessitate a product recall, we cannot assure you that product liability claims will not be asserted against us as a result. A product liability judgment against us or a product recall could have a material adverse effect on our revenues, profitability and business reputation.

Our product and company name may be subject to counterfeiting and/or imitation, which could have an adverse effect upon our reputation and brand image, as well as lead to higher administrative costs.

We regard brand positioning as the core of our competitive strategy, and intend to position our “Zhongpin” brand to create the perception and image of “health, nutrition, freshness and quality” in the minds of our customers.  There have been frequent occurrences of counterfeiting and imitation of products in the PRC in the past.  We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and deal with it effectively.  Any occurrence of counterfeiting or imitation could negatively affect our corporate and brand image, particularly if the counterfeit or imitation products cause sickness, injury or death to consumers. In addition, counterfeit or imitation products could result in a reduction in our market share, a loss of revenues or an increase in our administrative expenses in respect of detection or prosecution.

Failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We have registered our trademark “Zhongpin” in the PRC for the product categories for which it is currently used. However, there can be no assurance that additional applications, if any, we make to register such mark, or any other tradename or trademark we may seek to register, will be approved and/or that the right to the use of any such trademarks outside of their respective current areas of usage will not be claimed by others. We also own the rights to two domain names that we use in connection with the operation of our business. We believe that such trademarks and domain names provide us with the opportunity to enhance our marketing efforts for our products. Failure to protect our intellectual property rights may undermine our marketing efforts and result in harm to our reputation and the growth of our business.

PRC intellectual property-related laws and their implementation are still under development. Accordingly, intellectual property rights in China may not be as effective as in the United States or many other countries. Litigation may be necessary to enforce our intellectual property rights and the outcome of any such litigation may not be in our favor. Given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee that we would be able to halt the unauthorized use of our intellectual property through litigation in a timely manner or at all. Furthermore, any such litigation may be costly and may divert management attention away from our business and cause us to expend significant resources. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

Risks Relating To Conducting Business in the PRC

Substantially all of our assets and operations are located in the PRC, and substantially all of our revenue is sourced from the PRC.  Accordingly, our results of operations and financial position are subject to a significant degree to economic, political and legal developments in the PRC, including the following risks:

Changes in the political and economic policies of the PRC government could have a material adverse effect on our operations.

Our business operations may be adversely affected by the political and economic environment in the PRC.  The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China.  As such, the economy of the PRC differs from the economies of most developed countries in many respects, including, but not limited to:

•	structure	•	capital re-investment
•	government involvement	•	allocation of resources
•	level of development	•	control of foreign exchange
•	growth rate	•	rate of inflation

In recent years, however, the government has introduced measures aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations.  Nonetheless, a substantial portion of productive assets in the PRC is still owned by the PRC government.  Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment.  Moreover, economic reforms and growth in the PRC have been more successful in certain provinces in the PRC than in others, and the continuation or increases of such disparities could affect the political or social stability in the PRC.

Although we believe the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development in the PRC, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn materially adversely affect the price at which our stock trades.

Social Conditions in the PRC could have a material adverse effect on our operations as the PRC government continues to exert substantial influence over the manner in which we must conduct our business activities.

The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in the PRC may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe our operations in the PRC are in compliance with all applicable legal and regulatory requirements.  However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Were the PRC government, or local municipalities, to limit our ability to develop, produce, import or sell our products in the PRC, or to finance and operate our business in the PRC, our business could be adversely affected.

Recent regulatory reforms in the PRC may limit our ability as a foreign investor to acquire additional companies or businesses in the PRC, which could hinder our ability to expand in the PRC and adversely affect our long-term profitability.

Our long-term business plan may include an acquisition strategy to increase the number or types of products we offer, increase our manufacturing or production capabilities, strengthen our sources of supply or broaden our geographic reach. Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may limit our ability to acquire PRC companies and adversely affect the implementation of our strategy as well as our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administrationfor Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange jointly promulgated a new rule entitled “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors”(the “M&A Rules”), which became effective on September 8, 2006, relating to acquisitions by foreign investors of businesses and entities in the PRC. The M&A Rules provide the basic framework in the PRC for the approval and registration of acquisitions of domestic enterprises in the PRC by foreign investors.

The M&A Rules establish additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex than in the past. After the promulgation of the M&A Rules, the PRC government can now exert more control over the acquisitions of Chinese companies, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise.

The M&A Rules stress the necessity of protecting national economic security in the PRC in the context of foreign acquisitions of domestic enterprises. Foreign investors must comply with comprehensive reporting requirements in connection with acquisitions of domestic companies in key industrial sectors that may affect the security of the “national economy” or in connection with acquisitions of domestic companies holding well-known trademarks or traditional brands in the PRC. Failure to comply with such reporting requirements that cause, or may cause, significant affect on national economic security may be terminated by the relevant ministries or be subject to other measures as are deemed necessary to mitigate any adverse effect.

Our business operations or future strategy could be adversely affected by the M&A Rules. For example, if we decide to acquire a PRC company, complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect us.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in October 2005 named Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Return Investments via Overseas Special Purpose Vehicles, or the Circular 75, requiring PRC residents, including both legal persons and natural persons, to register with an appropriate local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising fund from overseas. When a PRC resident contributes the assets or equity interests it holds in a PRC company into the offshore special purpose company, or engages in overseas financing after contributing such assets or equity interests into the offshore special purpose company, such PRC resident shall modify its SAFE registration in light of its interest in the offshore special purpose company and any change thereof. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch, with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. PRC residents who have established or acquired direct or indirect control of offshore companies that have made onshore investments in the PRC in the past are required to complete the registration procedures by March 31, 2006. To further clarify the implementation of Circular 75, SAFE issued Circular 124 and Circular 106 on November 24, 2005 and May 29, 2007, respectively. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing in a timely manner of SAFE registrations by the offshore holding company’s shareholders who are PRC residents. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. If the PRC subsidiaries of the offshore parent company do not report to the local SAFE authorities, they may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions.

We are committed to complying, and to ensuring that our shareholders, who are PRC citizens or residents, comply with the SAFE Circular 75 requirements. We believe that all of our current PRC citizen or resident shareholders and beneficial owners have completed their required registrations with SAFE. However, we may not at all times be fully aware or informed of the identities of all our beneficial owners who are PRC citizens or residents, and we may not always be able to compel our beneficial owners to comply with the SAFE Circular 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 75 or other related regulations. Failure by any such shareholders or beneficial owners to comply with SAFE Circular 75 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

In addition, the PRC National Development and Reform Commission, or the NDRC, promulgated a rule in October 2004, or the NDRC Rule, which requires NDRC approvals for overseas investment projects made by PRC entities. The NDRC Rule also provides that approval procedures for overseas investment projects of PRC individuals must be implemented with reference to this NDRC Rule. However, there exist extensive uncertainties as to interpretation of the NDRC Rule with respect to its application to a PRC individual’s overseas investment and, in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been approved by the NDRC or challenged by the NDRC based on the absence of NDRC approval. Our current beneficial owners who are PRC individuals did not apply for NDRC approval for investment in us. We cannot predict how and to what extent this will affect our business operations or future strategy. For example, the failure of our shareholders who are PRC individuals to comply with the NDRC Rule may subject these persons or our PRC subsidiary to certain liabilities under PRC laws, which could adversely affect our business.

Fluctuations in the value of the RMB or further movements in exchange rates may have a material adverse effect on our financial condition and results of operations.

At present, all of our domestic sales are denominated in RMB and our export sales are denominated primarily in U.S. dollars. In addition, we incur a portion of our cost of sales in Euros, U.S. dollars and Japanese yen in the course of our purchase of imported production equipment and raw materials. The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. However, the People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. While international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the RMB against the U.S. dollar and other foreign currencies. As we rely entirely on dividends paid to us by our PRC subsidiaries, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of any dividends payable on our shares in foreign currency terms. Furthermore, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

As very limited types of hedging transactions are available in the PRC to reduce our exposure to exchange rate fluctuations, we have not entered into any such hedging transactions. Accordingly, we cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign exchange losses in the future.

Governmental control of currency conversion may affect the ability of our company to obtain working capital from our subsidiaries located in the PRC and the value of your investment.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which currently is not a freely convertible currency. Under our current structure, our income is primarily derived from the operations of Henan Zhongpin. Shortages in the availability of foreign currency may restrict the ability of Henan Zhongpin to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments relating to “current account transactions”, including dividend payments, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which RMB is to be converted into foreign currency and remitted out of the PRC in connection with “capital account transactions”, such as the repayment of loans denominated in foreign currencies. Our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from the SAFE, by complying with certain procedural requirements. Our PRC subsidiaries may also retain foreign currency their respective current account bank accounts for use in payment of international current account transactions. However, we cannot assure you that the PRC government will not take measures in the future to restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Our PRC subsidiaries are subject to restrictions on making payments to us, which could adversely affect our cash flow and our ability to pay dividends on our capital stock.

We are a holding company incorporated in the State of Delaware and do not have any assets or conduct any business operations other than our investment in our operating subsidiaries in the PRC. As a result of our holding company structure, we will rely entirely on contractual payments or dividends from our PRC subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Each of our PRC subsidiaries, including Henan Zhongpin, is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends, loans or advances. We anticipate that in the foreseeable future our PRC subsidiaries will need to continue to set aside 10% of their respective after-tax profits to their statutory reserves. Further, as Henan Zhongpin has in the past, and Henan Zhongpin and our other subsidiaries in the PRC may in the future, incur debt on its or their own, the instruments governing such debt may restrict such subsidiary’s ability to make contractual or dividend payments to any parent corporation or other affiliated entity. If we are unable to receive all of the funds we require for our operations through contractual or dividend arrangements with our PRC subsidiaries, we may not have sufficient cash flow to fund our corporate overhead and regulatory obligations in the United States and may be unable to pay dividends on our shares of capital stock.

Uncertainties with respect to the PRC legal system could adversely affect our ability to enforce our legal rights.

We conduct our business primarily through Henan Zhongpin, our subsidiary in the PRC. Our operations in the PRC are governed by PRC laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in the PRC and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in the PRC. However, the PRC has not developed a fully-integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. The uncertainties regarding such regulations and policies present risks that may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and adversely affected. In addition, any litigation in the PRC may be protracted and result in substantial costs and diversion of our resources and management attention.

It may be difficult to effect service of process upon us or our Directors or senior management who live in the PRC or to enforce any judgments obtained from non-PRC courts.

Our operations are conducted and our assets are located within the PRC. In addition, all but one of our directors and all of our senior management personnel reside in the PRC, where substantially all of their assets are located. You may experience difficulties in effecting service of process upon us, our directors or our senior management as it may not be possible to effect such service of process outside the PRC. In addition, the PRC does not have treaties with the United States and many other countries providing for reciprocal recognition and enforcement of court judgments. Therefore, recognition and enforcement in the PRC of judgments of a court in the United States or certain other jurisdictions may be difficult or impossible.

Recent changes in the PRC’s labor law restricts our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our production costs.

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. On September 18, 2008, the PRC State Council issued the implementing rules for the Labor Contract Law. The Labor Contract Law formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, the Labor Contract Law provides for specific standards and procedures for the termination of an employment contract and places the burden of proof on the employer. In addition, the law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including the case of the expiration of a fixed-term employment contract. Further, the law requires an employer to conclude an “employment contract without a fixed-term” with any employee who either has worked for the same employer for 10 consecutive years or more or has had two consecutive fixed-term contracts with the same employer. An “employment contract without a fixed term” can no longer be terminated on the ground of the expiration of the contract, although it can still be terminated pursuant to the standards and procedures set forth under the Labor Contract Law. Finally, under the Labor Contract Law, downsizing of either more than 20 people or more than 10% of the workforce may occur only under specified circumstances, such as a restructuring undertaken pursuant to the PRC’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract not possible. To date, there has been very little guidance and precedents as to how such specified circumstances for downsizing will be interpreted and enforced by the relevant PRC authorities. All of our employees working for us exclusively within the PRC are covered by the Labor Contract Law and thus, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns may be curtailed. Accordingly, if we face future periods of decline in business activity generally or adverse economic periods specific to our business, the Labor Contract Law can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds we received from our public offerings to make loans to our PRC subsidiaries or to make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiaries. In utilizing the proceeds we received from any offering, we plan to make loans to our PRC subsidiaries, whether currently in existence or to be formed in the future, or make additional capital contributions to our PRC subsidiaries.

Any loans we make to our PRC subsidiaries cannot exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange, or SAFE, or its local counterparts. Under applicable PRC law, the government authorities must approve a foreign-invested enterprise’s registered capital amount, which represents the total amount of capital contributions made by the shareholders that have registered with the registration authorities. In addition, the authorities must also approve the foreign-invested enterprise’s total investment, which is equal to the company’s registered capital plus the amount of shareholder loans it is permitted to borrow under the law. The ratio of registered capital to total investment cannot be lower than the minimum statutory requirement. If we make loans to Henan Zhongpin Food Co., Ltd., our first-tier PRC subsidiary, that do not exceed its current maximum amount of borrowings, we will have to register each loan with SAFE or its local counterpart for the issuance of a registration certificate of foreign debts. In practice, it could be time-consuming to complete such SAFE registration process. Alternatively or concurrently with the loans, we might make capital contributions to Henan Zhongpin Food Co., Ltd. and such capital contributions involve uncertainties of their own. Further, SAFE promulgated a new circular (known as Circular 142) in August 2008 with respect to the administration of conversion of foreign exchange capital contributions of a foreign invested enterprise. The circular clarifies that RMB converted from foreign exchange capital contributions can only be used for the activities within the approved business scope of such foreign invested enterprise and cannot be used for domestic equity investments unless otherwise permitted.

We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we receive from public offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

We may be subject to fines and legal sanctions by SAFE or other PRC government authorities if we or our employees who are PRC citizens fail to comply with PRC regulations relating to employee stock options granted by offshore listed companies to PRC citizens.

On March 28, 2007, SAFE promulgated the Operating Procedures for Foreign Exchange Administration of Domestic Individuals Participating in Employee Stock Ownership Plans and Stock Option Plans of Offshore Listed Companies, or Circular 78. Under Circular 78, Chinese citizens who are granted share options by an offshore listed company are required, through a Chinese agent or Chinese subsidiary of the offshore listed company, to register with SAFE and complete certain other procedures, including applications for foreign exchange purchase quotas and opening special bank accounts. We and our Chinese employees who have been granted share options are subject to Circular 78. Failure to comply with these regulations may subject us or our Chinese employees to fines and legal sanctions imposed by SAFE or other PRC government authorities and may prevent us from further granting options under our share incentive plans to our employees. Such events could adversely affect our business operations.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The new PRC Enterprise Income Tax Law, or the New EIT Law, that became effective January 1, 2008 provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate on their worldwide income. A recent circular issued by the PRC State Administration of Taxation regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises”clarified that dividends paid by such “resident enterprises” and other income paid by such “resident enterprises”will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when received or recognized by non-PRC resident enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the New EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and assets of an enterprise. In addition, the recent circular mentioned above specifies that certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises will be classified as “resident enterprises” if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of senior management or directors having voting rights.

If the PRC tax authorities determine that we are a “resident enterprise,” a number of unfavorable PRC tax consequences could follow. First, we will be subject to income tax at the rate of 25% on our worldwide income. Second, although under the New EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempted income”, we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, dividends payable by us to our investors and gain on the sale of our shares may become subject to PRC withholding tax. This could have the effect of increasing our effective income tax rate and could also have an adverse effect on our net income and results of operations, and may require us to withhold tax on our non-PRC shareholders.

The discontinuation of the preferential tax treatments and government subsidies available to us could decrease our net income and materially and adversely affect our financial condition and results of operations.

Our PRC subsidiaries are incorporated in the PRC and are governed by PRC income tax laws and regulations. Prior to January 1, 2008, entities established in the PRC were generally subject to a 30% national an 3% local enterprise income tax rate. Various preferential tax treatments promulgated by national tax authorities were available to foreign-invested enterprises. Under the Enterprise Income Tax Law effective on January 1, 2008, the PRC has adopted a uniform enterprise income tax rate of 25% for all PRC enterprises (including foreign-invested enterprises). Under the Enterprise Income Tax Law, income derived by an enterprise from the primary processing of agricultural products (including slaughtering live hogs) is exempt from enterprise income tax. Consequently, 12 of our 17 subsidiaries in the PRC that slaughter live hogs are exempted from enterprise income tax. For the years ended December 31, 2009, 2008, 2007 and nine-month period ended September 30, 2010, the exempted income before income tax were $40.9 million, $34.9 million, $30.8 million and $34.4 million, respectively, and the impact of income tax resulting from the exemption of net income from preliminary processing of agricultural products was $10.2 million, $8.7 million, $7.7 million and $8.6 million, respectively. Our other five subsidiaries in the PRC are subject to the uniform 25% tax rate in relation to non-primary processing of agricultural products. We cannot assure you that the tax authorities will not change their position. We cannot assure you that our PRC subsidiaries will continue to qualify for benefits under the Enterprise Income Tax Law, or that the local tax authorities will not, in the future, change their position and revoke any of our past preferential tax treatments, any of which could cause our effective tax rate to increase, cause our net income to decrease, and materially and adversely affect our financial condition and results of operations.

In addition, the central and local PRC government has provided us with various subsidies to encourage our research and development activities, building new facilities using information technology, building cold chain logistic and distribution networks, and for other contributions to the local community, such as increasing employment opportunities. Subsidies granted to us by PRC governmental authorities are subject to review and may be adjusted or revoked at any time in the future. The discontinuation or reduction of subsidies currently available to us may materially and adversely affect our financial condition and results of operations.

Risk Relating to an Investment in Our Securities

We have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

Henan Zhongpin, a deemed predecessor to our company and our subsidiary in the PRC, paid cash dividends to its stockholders in 2002 and 2003. However, we do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay, or may be unable to pay, any dividends. We intend to retain all earnings for our company’s operations.

The market price for our common stock may be volatile and subject to wide fluctuations, which may adversely affect the price at which you can sell our shares.

The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operations results;

•	changes in financial estimates by securities research analysts;

•	conditions in foreign or domestic meat processing or agricultural markets;

•	changes in the economic performance or market valuations of other meat processing companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in the PRC.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

Future sales of shares of our common stock may decrease the price for such shares.

In 2007, our four registration statements on Form S-1 were declared effective by the Securities and Exchange Commission registering the resale from time to time in the open market of an aggregate of 22,619,385 shares of our common stock, some of which shares have since been sold. In addition, in 2009, our registration statement on Form S-3 was declared effective by the Securities and Exchange Commission registering securities that may be offered by us from time to time with an aggregate offering price of up to $80,000,000. In October 2009, we issued 4,600,000 shares of common stock pursuant to this registration statement on Form S-3 for an aggregate purchase price of $60,950,000. Our board of directors has the discretion to issue additional securities under this registration statement on Form S-3. Actual sales of such shares, or the prospect of sales of such shares by the holders of such shares, may have a negative effect on the market price of the shares of our common stock. We may also register for resale additional outstanding shares of our common stock or shares that are issuable upon exercise of outstanding warrants or reserved for issuance under our stock option plan. Once such shares are registered, they can be freely sold in the public market. If any of our stockholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities offered by this prospectus for general corporate purposes, including, without limitation, the construction of new processing and cold chain logistics facilities as well as repayment of bank loans and working capital needs. Pending the application of the net proceeds, we expect to invest the proceeds in investment grade, interest bearing securities.

The principal purposes of this offering are to increase our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by the selling stockholders.

FINANCIAL RATIOS

The following table sets forth our ratio of earnings to fixed charges and our earnings to combined fixed charges and preferred stock dividends, for each of the period indicated.

	Nine months ended September 30,	Year ended December 31,
	2010	2009	2008	2007	2006	2005(1)
Ratio of earnings to fixed charges	7.63	7.89	7.77	7.81	3.94	4.48
Ratio of earnings to combined fixed charges and preferred stock dividends	0.13	0.13	0.13	0.13	0.25	0.22

(1)	Based on historical financial data of our subsidiary, Henan Zhongpin Food Share Co., Ltd., our deemed predecessor.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale of up to an aggregate of 9,562,505 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling stockholders received the following shares of common stock of the Company in exchange for capital stock of Falcon Link Investment Limited (“Falcon Link”), held by such selling stockholders, pursuant to a reverse acquisition transaction that the Company completed on January 30, 2006 with Falcon Link.

•	6,367,506 shares of our common stock owned by Xianfu Zhu, our Chairman of the Board of Directors, Chief Executive Officer and President;

•	838,125 shares of our common stock owned by Baoke Ben, our Executive Vice President, Secretary and Director;

•	619,874 shares of our common stock owned by Chaoyang Liu, our Vice President of Operations;

•	612,000 shares of our common stock owned by Qinghe Wang, Director of our subsidiary Henan Zhongpin Food Share Co., Ltd.;

•	531,000 shares of our common stock owned by Juanjuan Wang, Human Resources Director and Director of our subsidiary Henan Zhongpin Food Share Co., Ltd.; and

•	594,000 shares of our common stock owned by Shuichi Si, Director of our subsidiary Henan Zhongpin Food Share Co., Ltd.

Information about the selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities described in this prospectus from time to time in one or more transactions

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We or the selling stockholders may also enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment. We or the selling stockholders may also loan or pledge securities covered by this prospectus and applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We or the selling stockholders may distribute the securities from time to time in one or more transactions at

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Direct Sales

We or the selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we or the selling stockholders are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us or the selling stockholders from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any of the market offering of equity securities by or on our behalf or by or on the selling stockholders’ behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Agents and Dealers

We or the selling stockholders will name any agent involved in a sale of securities, as well as any commissions payable by us or the selling stockholders to such agent, in a prospectus supplement. Unless we or the selling stockholders indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement will indentify any remarketing firm and will describe the terms of its agreement, if any, with us or the selling stockholders and its compensation.

If we or the selling stockholders utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we or the selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery Contracts

If we so specify in the applicable prospectus supplement, we or the selling stockholders will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them, and any profit realized by them on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We or the selling stockholders may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Shares of our common stock are quoted on the Nasdaq Global Select Market. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may apply to list any series of preferred stock or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Underwriters, dealers or agents who may become involved in the sale of our securities may be customers of, engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

Any underwriter may engage in overallotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment transactions involve sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities.

Selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of our capital stock. The following description of our capital stock is a summary and is subject to and qualified by the applicable provisions of our certificate of incorporation, our bylaws and the relevant provisions of the laws of the State of Delaware. The particular terms of any offering of our securities will be described in a prospectus supplement relating to such offering. The prospectus supplement may provide that our capital stock will be issuable upon the exercise of warrants to purchase our capital stock.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 25,000,000 shares of preferred stock, par value $.001 per share. As of November 19, 2010, (i) 35,328,160 shares of common stock were issued and outstanding, (ii) warrants to purchase 47,564 shares of common stock were issued and outstanding, (iii) 7,500 unit purchase warrants were issued and outstanding, each unit consisting of two shares of Series A convertible preferred stock and warrant to purchase common stock, and (iv) options to purchase 1,003,000 shares of common stock were issued and outstanding under our Amended and Restated 2006 Equity Incentive Plan, of which 536,667 options to purchase shares were then exercisable.  As of November 19, 2010, none of our shares of Series A convertible preferred stock were issued and outstanding.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 25,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without stockholder approval.   Our Board of Directors previously authorized the issuance of up to 7,631,250 shares of Series A convertible preferred stock.  We issued 6,900,000 shares of Series A convertible preferred stock on January 30, 2006, all of which have been converted into shares of common stock as of the date hereof.

We may issue authorized preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by the board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as the board of directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Provisions of Delaware Anti-Takeover Law

We are governed by the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

DESCRIPTION OF DEBT SECURITIES

Any debt securities which we offer by this prospectus will be issued under an indenture between us and a trustee to be identified in the prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the indenture. The following description summarizes only the material provisions of the indenture. Accordingly, you should read the form of indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, because it, and not this description, defines your rights as holders of our debt securities. You should also read the applicable prospectus supplement for additional information and the specific terms of the debt securities.

General

We may, at our option, issue debt securities in one or more series from time to time. “Debt securities” may include senior debt, senior subordinated debt or subordinated debt. The particular terms of the debt securities offered by any prospectus supplement, and the extent, if any, to which such general provisions do not apply to the debt securities will be described in the prospectus supplement relating to such debt securities. The following summaries set forth certain general terms and provisions of the indenture and the debt securities. The prospectus supplement relating to a series of debt securities being offered will contain the following terms, if applicable:

•	the title and ranking;

•	the aggregate principal amount and any limit on such amount;

•	the price at which such debt securities will be issued;

•	the date on which the debt securities mature;

•	the fixed or variable rate at which the debt securities will bear interest, or the method by which such rate shall be determined;

•
the timing, place and manner of making principal, interest and any premium payments on the debt securities, and, if applicable, where such debt securities may be surrendered for registration of transfer or exchange;

•
the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company’s securities or properties or cash and the terms of any such conversion or exchange;

•	any redemption or early repayment provisions;

•	any sinking fund or similar provisions;

•	the authorized denominations;

•	any applicable subordination provisions;

•	any guarantees of such securities by our subsidiaries or others;

•	the currency in which we will pay the principal, interest and any premium payments on such debt securities;

•
whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	the provisions, if any, granting special rights to the holders of debt securities upon certain events;

•
any additions to or changes in the events of default or covenants of Zhongpin with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•
whether and under what circumstances we will pay any additional amounts on such debt securities for any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities instead of paying such amounts;

•
the form (registered and/or bearer securities), any restrictions applicable to the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;

•	the date of any bearer securities or any global security, if other than the date of original issuance of the first security of the series to be issued;

•	the person to whom and manner in which any interest shall be payable;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•
whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•
the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities and the terms upon which such exchanges may be made;

•	the securities exchange(s), if any, on which the securities will be listed;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the form (certificated or book-entry);

•	the form and/or terms of certificates, documents or conditions which may be necessary, if any, for the debt securities to be issuable in final form; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount bearing no interest or interest at a rate below the market rate at the time of issuance. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. In such cases, all material United States federal income tax and other considerations applicable to any such series will be described in the applicable prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act, which may then be applicable, in connection with any obligation we may have to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement.

Exchange, Registration, Transfer and Payment

We expect payment of principal, premium, if any, and any interest on the debt securities to be payable, and the exchange and the transfer of debt securities will be registrable, at the office of the trustee or at any other office or agency we maintain for such purpose. We expect to issue debt securities in denominations of U.S. $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require a payment to cover any tax or other governmental charges payable in connection therewith.

Global Debt Securities

Unless we indicate otherwise in the applicable prospectus supplement, the following provisions will apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary that we will identify in a prospectus supplement. Each global security will be deposited with the depositary and will bear a legend regarding any related restrictions or other matters as may be provided for pursuant to the applicable indenture.

Unless a prospectus supplement states otherwise, no global security may be transferred to, or registered or exchanged for debt securities registered in the name of, any person or entity other than the depositary, unless:

•	the depositary has notified us that it is unwilling or unable or is no longer qualified to continue as depositary;

•	we order the trustee that such global security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable; or

•	other circumstances, if any, as may be described in the applicable prospectus supplement.

All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of such depositary or its nominee. Upon the issuance of such global security, and the deposit of such global security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (the “Participants”). The accounts to be credited will be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us.

Ownership of beneficial interests in such global security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security or by Participants or persons that hold through Participants.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such global securities.

So long as the depositary, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on debt securities will be made to the depositary or its nominee as the registered owner or bearer as the case may be of the global security representing such debt securities. Each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the indenture. If we request any action of holders or if an owner of a beneficial interest in such global security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary will authorize the Participants to give such notice or take such action, and Participants would authorize beneficial owners owning through such Participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

The rights of any holder of a debt security to receive payment of principal and premium of, if any, and interest on such debt security, on or after the respective due dates expressed or provided for in such debt security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holders.

Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by Participants to owners of beneficial interests in such global security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participants.

If the depositary for a global security representing debt securities of a particular series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities of such series in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a particular series represented by one or more global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the global securities representing debt securities of such series.

Covenants

Except as permitted under “Consolidation, Merger and Sale of Assets,” the indenture will require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (declaration and statutory) and franchises; provided , however , that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

The indenture will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon us except any tax, assessment, charge or claim whose amount or applicability is being contested in good faith.

Reference is made to the indenture and applicable prospectus supplement for information with respect to any additional covenants specific to a particular series of debt securities.

Consolidation, Merger and Sale of Assets

Except as set forth in the applicable prospectus supplement, the indenture will provide that we shall not consolidate with, or sell, assign, transfer, lease or convey all or substantially all of our assets, or merge into, to any person unless:

•
we are the surviving entity or, in the event that we are not the surviving entity, the entity formed by the transaction (in a consolidation) or the entity which received the transfer of assets is a corporation organized under the laws of any state of the United States or the District of Columbia;

•	such entity assumes all of our obligations under the debt securities and the indenture; and

•	immediately after giving effect to the transaction, no event of default, as defined in the indenture, shall have occurred and be continuing.

Notwithstanding the foregoing, we may merge with another person or acquire by purchase or otherwise all or any part of the property or assets of any other corporation or person in a transaction in which we are the surviving entity.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following are events of default with respect to any series of debt securities issued under the indenture:

•	failure to pay principal of any debt security of that series when due and payable at maturity, upon acceleration, redemption or otherwise;

•	failure to pay any interest on any debt security of that series when due, and the default continues for 30 days;

•
failure to comply with any covenant or warranty contained in the indenture, other than covenants or warranties contained in the indenture solely for the benefit of other series of debt securities, and the default continues for 30 days after notice from the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to that particular series of debt securities.

If an event of default occurs and continues, then upon written notice to us the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the unpaid principal amount of, and any accrued and unpaid interest on, all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such acceleration:

•
if all events of default other than the nonpayment of principal of or interest on the debt securities of that series which have become due solely because of the acceleration have been waived or cured; and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to waiver of defaults, see “Amendment, Supplement and Waiver” below.

The indenture will provide that, subject to the duty of the trustee during an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

We will be required to furnish to the trustee under the indenture annually a statement as to the performance by us of our obligations under that indenture and as to any default in such performance.

Discharge of Indenture and Defeasance

Except as otherwise set forth in the applicable prospectus supplement, we may terminate our obligations under the debt securities of any series, and the corresponding obligations under the indenture when:

•
we have paid or deposited with the trustee funds or United States government obligations in an amount sufficient to pay at maturity all outstanding debt securities of such series, including interest other than destroyed, lost or stolen debt securities of such series which have not been replaced or paid;

•
all outstanding debt securities of such series have been delivered (other than destroyed, lost or stolen debt securities of such series which have not been replaced or paid) to the trustee for cancellation; or

•	all outstanding debt securities of any series have become due and payable; and

•	we have paid all other sums payable under the indenture.

In addition, we may terminate substantially all our obligations under the debt securities of any series and the corresponding obligations under the indenture if:

•
we have paid or deposited with the trustee, in trust an amount of cash or United States government obligations sufficient to pay all outstanding principal of and interest on the then outstanding debt securities of such series at maturity or upon their redemption, as the case may be;

•	such deposit will not result in a breach of, or constitute a default under, the indenture;

•
no default or event of default shall have occurred and continue on the date of deposit and no event of default as a result of a bankruptcy or event which with the giving of notice or the lapse of time would become a bankruptcy event of default shall have occurred and be continuing on the 91st day after such date;

•
we deliver to the trustee a legal opinion that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

•	certain other conditions are met.

We shall be released from our obligations with respect to the covenants to deliver reports required to be filed with the SEC and an annual compliance certificate, and to make timely payments of taxes (including covenants described in a prospectus supplement) and any event of default occurring because of a default with respect to such covenants as they related to any series of debt securities if:

•
we deposit or cause to be deposited with the trustee in trust an amount of cash or United States government obligations sufficient to pay and discharge when due the entire unpaid principal of and interest on all outstanding debt securities of any series;

•	such deposit will not result in a breach of, or constitute a default under, the indenture;

•
no default or event of default shall have occurred and be continuing on the date of deposit and no event of default as a result of a bankruptcy or event which with the giving of notice or the lapse of time would become a bankruptcy event of default shall have occurred and be continuing on the 91st day after such date;

•
we deliver to the trustee a legal opinion that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of our exercise of such option and shall be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised; and

•	certain other conditions are met.

Upon satisfaction of such conditions, our obligations under the indenture with respect to the debt securities of such series, other than with respect to the covenants and events of default referred to above, shall remain in full force and effect.

Notwithstanding the foregoing, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of any series of debt securities:

•	rights of registration of transfer and exchange of debt securities of such series;

•	rights of substitution of mutilated, defaced, destroyed, lost or stolen debt securities of such series;

•	rights of holders of debt securities of such series to receive payments of principal thereof and premium, if any, and interest thereon when due;

•	rights, obligations, duties and immunities of the trustee;

•	rights of holders of debt securities of such series as beneficiaries with respect to property deposited with the trustee and payable to all or any of them; and

•	our obligations to maintain an office or agency in respect of the debt securities of such series.

Transfer and Exchange

A holder of debt securities may transfer or exchange such debt securities in accordance with the indenture. The registrar for the debt securities may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any debt security selected for redemption or any debt security for a period of 15 days before a selection of debt security to be redeemed.

The registered holder of a debt security may be treated as the owner of such security for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the terms of the indenture or the debt securities may be amended or supplemented by us and the trustee with the written consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the amendment with each series voting as a separate class. Without the consent of any holder of the debt securities, we and the trustee may amend the terms of the indenture or the debt securities to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption of our obligations to holders of the debt securities by a successor corporation;

•	provide for uncertificated debt securities in addition to certificated debt securities;

•	make any change that does not adversely affect the rights of any holder of the debt securities in any material respect;

•
add to, change or eliminate any other provisions of the indenture in respect of one or more series of debt securities if such change would not (i) apply to any security of any series created prior to the execution of a supplemental indenture and entitled to the benefit of such provision and (ii) modify the rights of the holder of any such security with respect to such provision or become effective only when there is no outstanding security of any series created prior to the execution of such supplemental indenture and entitled to such benefits;

•	establish any additional series of debt securities; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

However, holders of each series of debt securities affected by a modification must consent to modifications that have the following effect:

•	reduce the principal amount of debt securities the holders of which must consent to an amendment, supplement or waiver of any provision of the indenture;

•	reduce the rate or change the time for payment of interest on any debt security;

•	reduce the principal of or change the fixed maturity of any debt securities;

•	change the date on which any debt security may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

•	make any debt security payable in currency other than that stated in the debt security;

•	waive any existing default or event of default and the consequences with respect to that series;

•	modify the right of any holder to receive payment of principal or interest on any debt security on or after the respective due dates expressed or provided for in the debt security;

•	impair the right of any holder to institute suit for the enforcement of any payment in or with respect to any such debt security; or

•	make any change in the foregoing amendment provisions which require each holder’s consent.

Any existing default may be waived with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of the series affected thereby.

The consent of the holders of debt securities is not necessary to approve the particular form of any proposed amendment to any indenture. It is sufficient if any consent approves the substance of the proposed amendment.

Replacement Securities

Any mutilated certificate representing a debt security or a certificate representing a debt security with a mutilated coupon will be replaced by us at the expense of the holder upon surrender of such certificate to the trustee. Certificates representing debt securities or coupons that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to us and the trustee of evidence of any destruction, loss or theft satisfactory to us and the trustee, provided that neither we nor the trustee has been notified that such certificate or coupon has been acquired by a bona fide purchaser. In the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new certificate representing the debt security in exchange for the certificate representing the debt security to which such coupon appertains. In the case of a destroyed, lost or stolen certificate representing the debt security or coupon, an indemnity bond satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement certificate will be issued.

Regarding the Trustee

We will identify in the prospectus supplement relating to any series of debt securities the trustee with respect to such series. The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain certain limitations on the rights of the trustee, should it become a creditor of our company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates; provided , however , that if it acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The Trust Indenture Act and the indenture provide that in case an event of default shall occur, and be continuing, the trustee will be required, in the exercise of its rights and powers, to use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to such provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities issued thereunder, unless they have offered to the trustee indemnity satisfactory to it.

DESCRIPTION OF WARRANTS

The following description of our warrants for the purchase of our common stock and/or preferred stock in this prospectus contains the general terms and provisions of the warrants. The particular terms of any offering of warrants will be described in a prospectus supplement relating to such offering. The statements below describing the warrants are subject to and qualified by the applicable provisions of our certificate of incorporation, bylaws and the relevant provisions of the laws of the State of Delaware.

General

We may issue warrants for the purchase of our common stock and/or preferred stock. We may issue warrants independently or together with any of our securities, and warrants also may be attached to our securities or independent of them. We may issue series of warrants under a separate warrant agreement between us and a specified warrant agent described in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

As of November 19, 2010, the only warrants issued and outstanding consisted of warrants to purchase 47,564 shares of our common stock.

Terms

A prospectus supplement will describe the specific terms of any warrants that we issue or offer, including:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currencies in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of our capital stock purchasable upon exercise of the warrants;

•	the designation and terms of our other securities, if any, that may be issued in connection with the warrants, and the number of warrants issued with each corresponding security;

•	if applicable, the date that the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the prices and currencies for which the securities purchasable upon exercise of the warrants may be purchased;

•	the date that the warrants may first be exercised;

•	the date that the warrants expire;

•	the minimum or maximum amount of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the shares of preferred stock or common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the shares of preferred stock or common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock or preferred stock, in one or more series. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed after such rights offering. In connection with a rights offering to our stockholders, we will distribute certificates evidencing the rights and a prospectus supplement to our stockholders on the record date that we set for receiving rights in such rights offering. The applicable prospectus supplement or free writing prospectus will describe the following terms of rights in respect of which this prospectus is being delivered:

•	the title of such rights;

•	the securities for which such rights are exercisable;

•	the exercise price for such rights;

•	the date of determining the security holders entitled to the rights distribution;

•	the number of such rights issued to each security holder;

•	the extent to which such rights are transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such rights;

•	the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the conditions to completion of the rights offering;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the rights;

•	the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

•	any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Each right will entitle the holder thereof the right to purchase for cash such amount of shares of common stock or preferred stock, or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void. Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the proper completion and due execution of the rights certificate at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock and/or preferred stock purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we may file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we sell under this prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Debt Securities," "Description of Warrants," and "Description of Rights" will apply to each unit and to any common stock, preferred stock, debt security, warrant or right included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

Zhongpin, the unit agent and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by O’Melveny & Myers LLP.

EXPERTS

The consolidated financial statements of our company for the years ended December 31, 2009 and 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 (“2009 Form 10-K”) and have been so incorporated in reliance upon the reports of BDO China Li Xin Da Hua CPA Co., Ltd.,  an independent registered public accounting firm, incorporated by reference elsewhere herein and given upon the authority of such firm as an expert in auditing and accounting.

The consolidated financial statements of our company for the year ended December 31, 2007, have been incorporated by reference herein from our 2009 Form 10-K and have been so incorporated in reliance upon the reports of Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, incorporated by reference elsewhere herein and given upon the authority of such firm as an expert in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.                               Other Expenses Of Issuance And Distribution

The expenses in connection with the registration of the securities offered hereby are estimated as follows:

Securities and Exchange Commission registration fee	$29,968.60	(1)
Cost of printing and duplicating		(2)
Accounting fees and expenses		(2)
Legal fees and expenses		(2)
Transfer agent fees and expenses		(2)
Miscellaneous		(2)
Total		(2)

(1)	The Registrant has applied a credit for unused filing fees of $1,062.99 to cover a portion of the filing fee due in connection with this registration statement.

(2)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.                               Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation.  Section 145 of the DGCL also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Article Tenth of our Certificate of Incorporation and Article 6 of our By-Laws state that we shall provide the indemnification set forth above.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  Such a provision, which also eliminates directors’ personal liability to the full extent permitted under the DGCL, as the same exists or may hereafter be amended, is included as Article Sixth of our Certificate of Incorporation.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officer, employees or agents in which indemnification would be required or permitted. We believe provisions in our certificate of incorporation are necessary to attract and retain qualified persons as directors and officers.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

1.1	Form of Underwriting Agreement. (1)

3.1
Certificate of Incorporation of Zhongpin Inc. (filed February 4, 2003 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.1 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 22, 2004, and incorporated herein by reference).

3.2
Certificate of Designation of Series A Convertible Preferred Stock of Zhongpin Inc (filed January 30, 2006 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2006, and incorporated herein by reference).

3.3
Amendment to Certificate of Incorporation of Zhongpin Inc. (filed February 16, 2006 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2006 and incorporated herein by reference).

3.4
Amendment to the Certificate of Incorporation of Zhongpin Inc. (filed March 20, 2007 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 23, 2007, and incorporated herein by reference).

3.5	Amended and Restated Bylaws of Zhongpin Inc. (filed as Exhibit 3.2 to our Current Report on Form 8-K, filed September 14, 2007, and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Form SB-2 filed January 22, 2004, and incorporated herein by reference).

4.2	Form of Preferred Stock Certificate. (1)

4.3	Form of Indenture. (3)

4.4	Form of Debt Security. (1)

4.5	Form of Warrant Agreement, including form of Warrant Certificate. (1)

4.6	Form of Unit Agreement. (1)

4.7	Amended and Restated 2006 Equity Incentive Plan, (filed as Exhibit 10.1 to our Registration Statement on Form S-8 Registration No. 333-156007) filed on December 8, 2008.

4.8	Form of Common Stock Purchase Warrant, issued in December 2006, (filed as Exhibit 10.29 to our Registration Statement on Form S-1/A, filed December 22, 2006, and incorporated herein by reference).

4.9	Form of Common Stock Purchase Warrant (filed as Exhibit 10.18 to our Current Report on Form 8-K, February 2, 2006, and incorporated herein by reference).

4.10	Form of Placement Agent Warrant (filed as Exhibit 10.3 to our Current Report on Form 8-K, filed October 2, 2007, and incorporated herein by reference).

4.11	Form of Common Stock Purchase Warrant, issued October 2007 (filed as Exhibit 10.3 to our Current Report on Form 8-K, filed October 2, 2007, and incorporated herein by reference).

4.12	Form of Right Certificate. (1)

5.1	Opinion of O’Melveny & Myers LLP. (3)

12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends. (3)

23.1	Consent of BDO China Li Xin Da Hua CPA Co., Ltd., independent registered public accounting firm. (2)

23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm. (2)

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1). (3)

24.1	Power of Attorney (included on the signature page to Registration Statement on Form S-3 (File No. 333 - 171093). (3)

25.1	Statement of Eligibility of Trustee on Form T-1. (1)

(1)	To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.

(2)	Filed herewith.

(3)	Previously filed.

Item 17.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in  the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

  (i)           the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

 (ii)          each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)            That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser:

 (i)           each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

 (ii)          each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.   Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)            That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 (i)           any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

 (ii)          any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 (iii)         the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)           The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Trust Indenture Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on the 12th day of January, 2011.

ZHONGPIN INC.

By:	/s/ Xianfu Zhu
Xianfu Zhu
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xianfu Zhu	Chairman of the Board of Directors and	January 12, 2011
Xianfu Zhu	Chief Executive Officer (Principal Executive Officer)

*	Chief Financial Officer (Principal Financial	January 12, 2011
Feng Wang	Officer and Principal Accounting Officer)

*	Director	January 12, 2011
Baoke Ben

*	Director	January 12, 2011
Min Chen

*	Director	January 12, 2011
Raymond Leal

*	Director	January 12, 2011
Yaoguo Pan

* By:	/s/ Xianfu Zhu
Attorney-in-fact

Index to Exhibits

1.1	Form of Underwriting Agreement. (1)

3.1
Certificate of Incorporation of Zhongpin Inc. (filed February 4, 2003 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.1 to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 22, 2004, and incorporated herein by reference).

3.2
Certificate of Designation of Series A Convertible Preferred Stock of Zhongpin Inc (filed January 30, 2006 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2006, and incorporated herein by reference).

3.3
Amendment to Certificate of Incorporation of Zhongpin Inc. (filed February 16, 2006 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2006 and incorporated herein by reference).

3.4
Amendment to the Certificate of Incorporation of Zhongpin Inc. (filed March 20, 2007 with the Delaware Secretary of State, incorporated by reference to Exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 23, 2007, and incorporated herein by reference).

3.5	Amended and Restated Bylaws of Zhongpin Inc. (filed as Exhibit 3.2 to our Current Report on Form 8-K, filed September 14, 2007, and incorporated herein by reference).

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Form SB-2 filed January 22, 2004, and incorporated herein by reference).

4.2	Form of Preferred Stock Certificate. (1)

4.3	Form of Indenture. (3)

4.4	Form of Debt Security. (1)

4.5	Form of Warrant Agreement, including form of Warrant Certificate. (1)

4.6	Form of Unit Agreement. (1)

4.7	Amended and Restated 2006 Equity Incentive Plan, (filed as Exhibit 10.1 to our Registration Statement on Form S-8 (Registration No. 333-156007) filed on December 8, 2008.

4.8	Form of Common Stock Purchase Warrant, issued in December 2006, (filed as Exhibit 10.29 to our Registration Statement on Form S-1/A, filed December 22, 2006, and incorporated herein by reference).

4.9	Form of Common Stock Purchase Warrant (filed as Exhibit 10.18 to our Current Report on Form 8-K, February 2, 2006, and incorporated herein by reference).

4.10	Form of Placement Agent Warrant (filed as Exhibit 10.3 to our Current Report on Form 8-K, filed October 2, 2007, and incorporated herein by reference).

4.11	Form of Common Stock Purchase Warrant, issued October 2007 (filed as Exhibit 10.3 to our Current Report on Form 8-K, filed October 2, 2007, and incorporated herein by reference).

4.12	Form of Right Certificate. (1)

5.1	Opinion of O’Melveny & Myers LLP. (3)

12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combind Fixed Charges and Preferred Stock Dividends. (3)

23.1	Consent of BDO China Li Xin Da Hua CPA Co., Ltd., independent registered public accounting firm. (2)

23.2	Consent of Child, Van Wagoner & Bradshaw, PLLC, independent registered public accounting firm. (2)

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1). (3)

24.1	Power of Attorney (included on the signature page to Registration Statement on Form S-3 (File No. 333 - 171093). (3)

25.1	Statement of Eligibility of Trustee on Form T-1. (1)

(1)	To be filed by amendment or incorporated by reference in connection with an offering of securities registered hereunder.

(2)	Filed herewith.

(3)	Previously filed.